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                        UNITED STATES                 OMB Number: 3235-0145
             SECURITIES AND EXCHANGE COMMISSION      --------------------------
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                                  SCHEDULE 13G

                   Under the Securities Exchange Act of 1934
                          (Amendment No. __________)*


                              Horizon Health Corp.
--------------------------------------------------------------------------------
                                (Name of Issuer)


                     Common Stock, Par Value $.01 per share
--------------------------------------------------------------------------------
                         (Title of Class of Securities)


                                   44041Y104
--------------------------------------------------------------------------------
                                 (CUSIP Number)


                               December 31, 2000
--------------------------------------------------------------------------------
            (Date of Event Which Requires Filing of this Statement)


Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

          [X]  Rule 13d-1(b)

          [_]  Rule 13d-(c)

          [_]  Rule 13d-1(d)


* The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

     The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No. 44041Y104                                            Page 2 of 5 Pages


________________________________________________________________________________
1.   NAME OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

     Paul J. Schupf Associates                  ###-##-####

________________________________________________________________________________
2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                 (a)  [_]
                                                                 (b)  [_]

________________________________________________________________________________
3.   SEC USE ONLY



________________________________________________________________________________
4.   CITIZENSHIP OR PLACE OF ORGANIZATION

     USA

________________________________________________________________________________
  NUMBER OF    5.   SOLE VOTING POWER

   SHARES           410,800
               _________________________________________________________________
BENEFICIALLY   6.   SHARED VOTING POWER

  OWNED BY          0
               _________________________________________________________________
    EACH       7.   SOLE DISPOSITIVE POWER

  REPORTING         410,800
               _________________________________________________________________
   PERSON      8.   SHARED DISPOSITIVE POWER

    WITH            0
________________________________________________________________________________
9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     410,800

________________________________________________________________________________
10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                                          [_]

________________________________________________________________________________
11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

     7.3%

________________________________________________________________________________
12.  TYPE OF REPORTING PERSON*

     IA

________________________________________________________________________________
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No.  44041Y104                  13G                      Page 3 of 5 Pages


________________________________________________________________________________
Item 1(a).  Name of Issuer:


            Horizon Health Corp.
________________________________________________________________________________
Item 1(b).  Address of Issuer's Principal Executive Offices:

            1500 Waters Ridge Drive
            Lewisville, TX 75057-6011
________________________________________________________________________________
Item 2(a).  Name of Person Filing:

            Paul J. Schupf Associates

________________________________________________________________________________
Item 2(b).  Address of Principal Business Office, or if None, Residence:

            P.O. Box 179-27 Payne Street
            Hamilton, New York 13346
________________________________________________________________________________
Item 2(c).  Citizenship:


            USA
________________________________________________________________________________
Item 2(d).  Title of Class of Securities:


            Common Stock, Par Value $.01 per share
________________________________________________________________________________
Item 2(e).  CUSIP Number:


            44041Y104
________________________________________________________________________________
Item 3. If This Statement is Filed Pursuant to Rule 13d-1(b), or 13d-2(b) or (c), Check Whether the Person Filing is a:

     (a)  [_]  Broker or dealer registered under Section 15 of the Exchange Act.

     (b)  [_]  Bank as defined in Section 3(a)(6) of the Exchange Act.

     (c)  [_]  Insurance  company as defined in Section 3(a)(19) of the Exchange
               Act.

     (d) [_] Investment company registered under Section 8 of the Investment Company Act.

     (e)  [X]  An investment adviser in accordance with Rule 13d-1(b)(1)(ii)(E);

     (f) [_] An employee benefit plan or endowment fund in accordance with Rule 13d-1(b)(1)(ii)(F);

     (g) [_] A parent holding company or control person in accordance with Rule 13d-1(b)(1)(ii)(G);

     (h) [_] A savings association as defined in Section 3(b) of the Federal Deposit Insurance Act;

     (i) [_] A church plan that is excluded from the definition of an investment company under Section 3(c)(14) of the Investment Company Act;

     (j)  [_]  Group, in accordance with Rule 13d-1(b)(1)(ii)(J).


     If this statement is filed pursuant to Rule 13d-1(c), check this box.   [_]

CUSIP No.  44041Y104                  13G                      Page 4 of 5 Pages


Item 4.  Ownership.

     Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in Item 1.

     (a)  Amount beneficially owned:
          410,800

     (b)  Percent of class:
          7.3%

     (c)  Number of shares as to which such person has:

          (i)   Sole power to vote or to direct the vote                       ,
                410,800

          (ii)  Shared power to vote or to direct the vote                     ,
                0

          (iii) Sole power to dispose or to direct the disposition of          ,
                410,800

          (iv)  Shared power to dispose or to direct the disposition of
                0


________________________________________________________________________________
Item 5.  Ownership of Five Percent or Less of a Class.




________________________________________________________________________________
Item 6.  Ownership of More Than Five Percent on Behalf of Another Person.



________________________________________________________________________________
Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company.



________________________________________________________________________________
Item 8.  Identification and Classification of Members of the Group.



________________________________________________________________________________
Item 9.  Notice of Dissolution of Group.



________________________________________________________________________________
Item 10.  Certifications.

     (a) The following certification shall be included if the statement is filed pursuant to Rule 13d-1(b):

          "By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired and are held in the ordinary course of business and were not acquired and not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having such purpose or effect."


     (b) The following certification shall be included if the statement is filed pursuant to Rule 13d-1(c):

          "By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having such purpose or effect."

CUSIP No.  44041Y104                  13G                      Page 5 of 5 Pages


                                    SIGNATURE

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


                                                       1/10/01
                                        ----------------------------------------
                                                        (Date)


                                                    Paul J. Schupf
                                        ----------------------------------------
                                                      (Signature)


                                                Paul J. Schupf, President
                                        ----------------------------------------
                                                      (Name/Title)



Note. Schedules filed in paper format shall include a signed original and five copies of the schedule, including all exhibits. See Rule 13d-7(b) for other parties for whom copies are to be sent.

Attention. Intentional misstatements or omissions of fact constitute federal criminal violations (see 18 U.S.C. 1001).